                                                                    Exhibit 10.5

                             DISTRIBUTION AGREEMENT

         This DISTRIBUTION AGREEMENT (the "Agreement") is entered into as of the 29th day of December, 1999, by and between AKRON BIO-MEDICAL CORP., an Ohio corporation ("ABMC") and JACOBSON RESONANCE ENTERPRISES, INC., a Nevada corporation ("JRSE").

                                WITNESSETH, THAT:

         WHEREAS, JRSE has developed and has an exclusive license with respect to certain technologies for use in the production of magnetic resonance machines; and

         WHEREAS, JRSE and ABM Manufacturing, Inc. ("ABM Manufacturing"), a corporation affiliated with ABMC, have entered into a certain License Agreement of even date herewith (the "License Agreement") whereby JRSE has granted to ABM Manufacturing the right to manufacture said magnetic resonance machines; and

         WHEREAS, JRSE has agreed to grant to ABMC a license to sell and distribute certain magnetic resonance machines, upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, JRSE has further agreed to grant to ABMC a non-exclusive license to use the Proprietary Marks (as such term is hereinafter defined) in connection with the sale and distribution of certain magnetic resonance machines, upon the terms and subject to the conditions set forth in this Agreement.

Prior to following-up on any Sales Lead (as such term is hereinafter defined) received by ABMC with respect to the distribution of one or more Other Unit, ABMC shall first notify JRSE, and then all other distributors to whom JRSE has granted the right to distribute the Other Units, concerning the Sales Lead. In the event any other distributor sells one or more Other Units as a result of a Sales Lead received from ABMC, ABMC shall be entitled to receive a royalty payment of two percent (2%) thereon in accordance with the terms of Section 5(b) hereof. The parties agree that JRSE has final decision-making authority as to the selection of representation concerning the Other Units. JRSE agrees that the terms of any distributorship agreement, whether written or oral, that it may enter into with another distributor with respect to the Other Units shall be consistent with the terms of this Section 2(b) and Section 5(b) hereof. For purposes of this Agreement, the term "Sales Lead" shall mean any lead that ABMC or JRSE may receive with respect to the sale or distribution of the Portable Units or the sale, distribution or leasing of the Other Units, as the case may be.

               (c) JRSE agrees that in the event it receives any Sales Leads with respect to the Portable Units or the Other Units, it shall promptly notify ABMC and, if it so chooses, any other distributor who would have the right to sell said units, concerning the Sales Lead.

               (d) For purposes of this Agreement, the term "Territory" shall mean all geographical locations within the United States (including Alaska and Hawaii), Mexico, Canada and the Caribbean (as such term is defined on Exhibit "A" hereto).

               (e) JRSE agrees that, except as expressly provided herein, the rights granted to ABMC hereunder with respect to the marketing, sale and distribution of the Portable Units via electronic media shall be exclusive in nature. JRSE further agrees that in the event JRSE or any third party intend to sell the Portable Units via electronic media with the prior written approval of






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ABMC, as required hereunder, JRSE or said third party shall purchase said
Portable Units from ABMC unless ABMC agrees otherwise.

         3. GRANT OF LICENSE. Subject to the additional terms set forth in this Agreement, JRSE hereby grants to ABMC a non-exclusive license to use the Proprietary Marks in connection with the distribution and marketing of the Portable Units and the Other Units as described in Section 2 hereof.

         4. TERM AND TERMINATION.

               (a) TERM OF AGREEMENT. Subject to the terms of this Section 4, the initial term of this Agreement shall commence as of the date first written above and shall continue for a period of eight (8) years thereafter (the "Initial Term"). This Agreement shall be automatically renewed for two (2) additional terms of eight (8) years each (the "Renewal Terms") following the expiration of the Initial Term unless ABMC provides JRSE with written notice of its desire not to renew this Agreement at least ninety (90) days prior to the expiration thereof. For purposes of this Agreement, the terms "Initial Term" and "Renewal Terms" are sometimes collectively referred to as the "Term". If this Agreement has been renewed for both Renewal Terms and has not been earlier terminated, then, during the last ninety (90) days of the second of the Renewal Terms, JRSE and ABMC shall negotiate in good faith to reach a mutually acceptable agreement for the further extension of this Agreement. If JRSE and ABMC are unable to reach such an agreement within that period of time, then this Agreement shall automatically terminate at the end of the second of the Renewal Terms.

               (b) RIGHT TO TERMINATE - PERFORMANCE CRITERIA. JRSE and ABMC agree that notwithstanding anything to the contrary contained herein, JRSE shall have no right to terminate this Agreement during the first one (1) year period of the Initial Term, except for breach of this



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Agreement by ABMC. At the end of said initial one (1) year period, JRSE and
ABMC shall mutually determine reasonable performance criteria with respect to ABMC's sale of the Portable Units hereunder based upon the results of ABMC's test marketing and realistic business growth patterns. If JRSE and ABMC are unable to reach an agreement on reasonable performance criteria within thirty
(30) days after the end of the initial one (1) year period, then either party may terminate this Agreement by written notice of termination to the other party delivered within forty-five (45) days after the end of the initial one (1) year period. For purposes hereof, "reasonable performance criteria" is defined as that which is logically attainable in terms related to the empirical data gleaned from market analyses established during the course of the first year of this Agreement from the date of execution based upon mutual and independent inquiry by both parties hereto. If ABMC fails to adhere to said performance criteria at any time following the end of said initial one (1) year period, JRSE agrees to provide ABMC with written notice of ABMC's failure to perform. ABMC shall have one (1) month following the date on which it receives the written notice from JRSE to begin taking reasonable steps to cure its failure to perform and shall have three (3) months from said date to cure said failure to JRSE's reasonable satisfaction. If it fails to do so, JRSE shall have the right to terminate this Agreement upon five (5) days written notice to ABMC.


               (c) RIGHT TO TERMINATE - FAILURE TO PAY FEE. If ABMC fails to make any payment due hereunder within thirty (30) days of the date on which said payment is due, the following shall apply: (i) ABMC shall pay interest thereon from and including the thirty-first (31st) day after the date on which such payment becomes due until the date the entire amount is paid in full at a rate equal to one percent (1%) per annum over the prime rate being charged by CitiBank, N.A., in New York as of the close of the business on the date the payment first becomes due, but in no event greater than the highest rate permitted by law; and (ii) if such default shall continue






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

uncured for a period of forty-five (45) days after said payment is due, JRSE shall have the right to terminate this Agreement upon written notice of termination to ABMC. ABMC shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence and if there are no other defaults during such time period.

               (d) RIGHT TO TERMINATE - TERMINATION OF LICENSE AGREEMENT. If the License Agreement is terminated for any reason and JRSE is unable to provide Portable Units or Other Units to AMBC for distribution and sale because of such termination, then JRSE shall have a grace period of 180 calendar days in which to license other manufacturers to produce Portable Units and the Other Units and to restore production of Portable Units and Other Units to a sufficient level to permit ABMC to distribute and sell substantially the same number of Portable Units and Other Units as ABMC had been distributing and selling prior to the disruption in production caused by the termination of the License Agreement. If JRSE fails to cause production of the Portable Units and the Other Units to so resume with such period of 180 calendar days, then ABMC, at its sole discretion, may terminate this Agreement forthwith by written notice.

               (e) OTHER MATERIAL BREACH. If ABMC or JRSE otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement on its part to be performed (hereinafter referred to as "Other Default") and such Other Default is not curable, or if such default is curable but continues uncured for a period of thirty (30) days after notice thereof has been given to the defaulting party in writing by the other party or all reasonable steps necessary to cure such Other Default have not been taken by the defaulting party within said





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

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

         1. DESCRIPTION OF UNITS AND PROPRIETARY MARKS.

               (a) JRSE has developed and has an exclusive license with respect to certain technologies (collectively, the "Technology") used in the production of a portable magnetic resonance machine (the "Portable Unit") and non-portable magnetic resonance machines (collectively, the "Other Units"). For purposes hereof, the terms "Portable Units" and "Other Units" shall be deemed to include any improvements, upgrades or modifications made to the Portable Units or the Other Units, as the same exist as of the date of this Agreement, or any future models thereof.

               (b) The parties further agree and acknowledge that JRSE has obtained or may during the term of this Agreement obtain rights to various trade names, trademarks, service marks and related logos associated with the Portable Units and/or the Other Units (collectively, the "Proprietary Marks"). For purposes of this Agreement, the term Proprietary Marks shall be deemed to include any trade names, trademarks, service marks and logos associated with the Portable Units and/or the Other Units, including but not limited to those names, marks and logos which are registered with the Federal Patent and Trademark Office or any state agency.

         2. APPOINTMENT.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, JRSE hereby appoints ABMC as the exclusive distributor of the Portable Units in the Territory (as such term is hereinafter defined) and grants to ABMC the exclusive right to market the Portable Units via television (including all cable television outlets), radio and direct mailings and the non-exclusive right to market the Portable Units via the internet, newspapers and magazines.

               (b) In addition, JRSE hereby appoints ABMC as a non-exclusive distributor of the Other Units in the Territory; provided, however, that ABMC shall not be entitled to distribute or enter into any arrangement for the distribution of Other Units without the prior approval of JRSE.



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

thirty (30) day period, the other party, at its sole election, may terminate this Agreement forthwith by written notice.

               (f) BANKRUPTCY, INSOLVENCY AND RELATED OCCURRENCES.

                    (i) AUTOMATIC TERMINATION. In the event that ABMC files a petition in bankruptcy, is adjudicated as bankrupt or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding, or if a petition in bankruptcy is filed against it, which is not vacated within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets, which custodian, receiver or trustee is not discharged within ninety
(90) days, this Agreement shall terminate automatically and forthwith.

                    (ii) NO RIGHT OF ABMC REPRESENTATIVES TO CONTINUE AGREEMENT. The rights granted herein are personal to ABMC and no assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with taking over custody of ABMC's assets or business shall have any right to continue this Agreement or to exploit or in any way use the Technology or the Proprietary Marks if this Agreement terminates pursuant to this subsection 3(e).


                    (iii) JRSE RIGHT OF FIRST REFUSAL. Notwithstanding the provisions of subsection 3(f)(ii) above, in the event that, pursuant to local bankruptcy law, a trustee in bankruptcy of ABMC or ABMC, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party, which assignment satisfies the requirements of that bankruptcy law, the trustee or ABMC, as the case may be, shall notify JRSE of same in writing. Said notice shall set forth the name and address of the proposed assignee, the proposed





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consideration of the assignment and all other relevant details thereof. The giving of such notice shall be deemed to constitute an offer to JRSE to have this Agreement assigned to it or to its designee for such consideration, or its equivalent in money, and upon such terms as are specified in the notice. The aforesaid offer may be accepted only by written notice given to the trustee or ABMC, as the case may be, by JRSE within fifteen (15) days after JRSE's receipt of the notice from such party. If JRSE fails to give its notice to such party within the said fifteen (15) days, such party may complete the assignment referred to in its notice, but only if such assignment is to the entity named in said notice and for the consideration and upon the terms specified herein. Nothing contained herein shall be deemed to preclude or impair any rights which JRSE may have as a creditor in any bankruptcy proceeding.

         5. LICENSING FEE.

               (a) In consideration of the rights granted to it hereunder, ABMC hereby agrees to pay the following to JRSE:

                    (i) ABMC shall pay a one-time fee in the amount of Fifty Thousand Dollars ($50,000.00), payable as follows:

                         A. ABMC shall pay Twenty Thousand Dollars ($20,000.00)
to JRSE in readily available funds upon the execution of this Agreement by both parties hereto.

                         B. ABMC shall pay the remaining Thirty Thousand Dollars
($30,000.00) to JRSE in three (3) consecutive annual installments of Ten Thousand Dollars ($10,000.00) each, with interest on the outstanding principal balance due hereunder from time to time at the Prime Rate (as such term is hereinafter defined) in effect as of the date hereof. The principal amount due hereunder and the interest due thereon shall be payable in three (3) consecutive annual installments commencing on the first year anniversary of this Agreement and





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


continuing annually thereafter until all amounts due hereunder have been paid in full. ABMC shall be entitled to prepay all or any portion of the amount due hereunder at any time without penalty. For purposes hereof, the term "Prime Rate" shall mean the rate publicly announced by ABMC's primary commercial lender as its base rate for commercial lending purposes.

                    (ii) In addition, ABMC shall pay to JRSE an amount equal to fifteen percent (15%) of ABMC's Net Sales Revenue (as such term is hereinafter defined) with respect to all sales or leases of the Portable Units or the Other Units made by ABMC during the Term, payable no later than thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter for the rest of the Term. For purposes of this Agreement, the term "Net Sales Revenue" shall mean all revenue that ABMC collects from its sale or leasing of the Portable Units or the Other Units during the period in question, minus the following: (i) the amount of any federal, state and local taxes that ABMC is required to pay in connection therewith, other than taxes on ABMC's income; (ii) the amount of any costs and expenses reasonably incurred by ABMC with respect to the shipment of said units; and (iii) customer returns of said units. Notwithstanding the foregoing, in the event a customer returns a Portable Unit or Other Unit that ABMC sold to it after ABMC has paid a royalty with respect to said unit to JRSE, ABMC shall be entitled to deduct the amount of said royalty from the royalties due to JRSE for the next fiscal period. With respect to any bulk sales of the Portable Units made hereunder, said Portable Units shall be deemed to have been sold and the sales revenue collected at the time of shipment to a customer, F.O.B. point of departure.

                    (iii) Within thirty (30) days following the end of each (A) calendar quarter during the first year of the Term and (B) month thereafter for the rest of the Term, ABMC shall furnish to JRSE its report for the preceding period prepared in accordance with the






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terms hereof. Each report that ABMC furnishes to JRSE shall contain the following information: (i) a description of each Portable Unit or Other Unit sold or leased by ABMC during the period in question; (ii) the amount of revenue that ABMC collected during the period in question from its sale or leasing of and the price of each of the Portable Units or Other Units and the amount of federal, state and local taxes, if any, that ABMC is required to pay in connection therewith; (iii) the amount of the royalty payment being paid to JRSE hereunder; and (iv) such additional information as JRSE may reasonably request.

               (b) With respect to any Other Units sold or leased by another distributor following ABMC notifying the distributor of a Sales Lead in accordance with Section 2(b) hereof, the parties agree that JRSE shall pay to ABMC an amount equal to one-eighth (1/8) of the royalty that JRSE is entitled to receive from the other distributor with respect to the sale or leasing of the Other Unit(s), payable no later than thirty (30) days following the month of JRSE's receipt thereof. In order to provide JRSE with the information necessary to pay to ABMC any amounts owed to it under this subsection (b), ABMC shall periodically during the Term provide JRSE with an updated list of any Sales Leads of which it notifies another distributor pursuant to Section 2(b) hereof.

         6. OWNERSHIP AND USE OF TECHNOLOGY AND PROPRIETARY MARKS.

               (a) ABMC hereby acknowledges that Jacobson is and shall at all times remain the owner, and that JRSE is and shall at all times remain the sole and exclusive licensor, of all right, title and interest in and to the Technology and the Proprietary Marks and that its distribution of the Portable Units and Other Units and use of the Proprietary Marks hereunder shall not create in ABMC's favor any right, title or interest in or to the Technology or the Proprietary Marks or any goodwill associated therewith. During the Term and at all times thereafter, ABMC shall not






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knowingly do or cause to be done any act or thing which may in any way impair or tend to impair the rights, title and interest of JRSE in and to the Technology or the Proprietary Marks or any registrations with respect thereto, or which may reduce the value of the Technology or detract from its reputation, nor shall ABMC in any manner represent that it has any interest therein except as set forth herein. ABMC further acknowledges and agrees that as the sole and exclusive licensee of the Technology and the Proprietary Marks, JRSE shall have the sole and exclusive right to use, license or otherwise transfer any and all of its rights, title and interest in and to the Technology and the Proprietary Marks, in accordance with the terms of this Agreement, the License Agreement and any other agreement affecting JRSE's right, title and interest in and to the Technology or the Proprietary Marks that JRSE may be a party to or may enter into at a later date. Upon the termination of this Agreement for any reason, all rights to distribute the Portable Units and Other Units and to use the Proprietary Marks granted to ABMC hereunder shall terminate and revert to JRSE, except to the extent said rights are sublicensed, assigned or transferred to another party with the prior consent of JRSE in accordance with Section 9 hereof. To the extent that any use of the Technology or Proprietary Marks by ABMC confers rights therein to ABMC other than those granted herein, ABMC hereby assigns said rights to JRSE, subject to all of the terms hereof.

               (b) With respect to ABMC's use of the Proprietary Marks hereunder, the parties hereby agree as follows:

                    (i) No use of the Proprietary Marks shall state that the owner of the Proprietary Marks is any party other than Jerry I. Jacobson, D.D.S. ("Jacobson").

                    (ii) All uses of the Proprietary Marks shall at all times be in accordance with applicable laws and regulations.





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                    (iii) ABMC shall at no time make the Proprietary Marks
available for use by any third party except as authorized by JRSE in writing.

         7. WARRANTIES AND REPRESENTATIONS OF PARTIES.


               (a) WARRANTIES AND REPRESENTATIONS OF JRSE. JRSE represents and warrants to ABMC the following:

                    (i) JRSE is a corporation duly organized and existing under the laws of the State of Nevada and has the full corporate power and authority to enter into and perform this Agreement and has taken all necessary corporate action to authorize and approve the execution, delivery and performance hereof;


                    (ii) This Agreement constitutes a legal, valid and binding obligation of JRSE, enforceable in accordance with the terms hereof;

                    (iii) With the exception of those rights granted to ABM Manufacturing in the License Agreement, Jacobson owns all rights to and interest in the Technology, as well as certain design and engineering drawings, tooling and fixture data, specifications, written descriptions, procedure documentation, operating and maintenance manuals and like materials associated with the Technology, and has granted to JRSE an exclusive license therein pursuant to which JRSE has the right and the ability to grant to ABMC the right to distribute the Portable Units and Other Units as set forth herein;

                    (iv) Jacobson owns all rights to and interest in the Proprietary Marks and has granted to JRSE an exclusive license in the Proprietary Marks pursuant to which JRSE has the right and ability to grant to ABMC a license to use the same as set forth herein; and


                    (v) Jacobson and/or JRSE, as appropriate, have taken all necessary actions and has obtained all necessary governmental approvals, opinions, certifications, licenses and permits that may be required in connection with the manufacture, sale and leasing of the Portable





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Units and the Other Units, including but not limited to those actions and approvals which are required for the retail sale of the Portable Units to the general public.

               (b) JRSE shall defend and hereby indemnifies and otherwise holds ABMC harmless from and against any and all losses, liability, claims, damages and expenses (including reasonable attorneys' fees and expenses) which ABMC may sustain by reason of a third party action or claim arising out of or resulting from a breach JRSE of their representations and warranties hereunder. ABMC must give JRSE prompt written notice of any such action, claim or proceeding and JRSE, in its sole discretion, then may take such action as it deems advisable to defend such action, claim or proceeding on behalf of ABMC. In the event appropriate action is not taken by JRSE within thirty (30) days after its receipt of notice from ABMC, ABMC shall have the right to defend such action, claim or proceeding, but no settlement thereof may be made without the approval of JRSE, which approval shall not be unreasonably withheld. In either case, ABMC and JRSE shall keep each other fully advised of all developments, shall provide each other with copies of all documents exchanged in court, and shall cooperate fully with each other in all respects in connection with any such defense as is made. Such indemnification shall be deemed to apply solely to (a) the amount of the judgment, if any, against ABMC, (b) any sums paid by ABMC in settlement, and
(c) the expenses incurred by ABMC in connection with its defense. Such indemnification by JRSE shall not apply to any damages sustained by ABMC by reason of such infringement other than those specified above, and in no event shall apply to consequential damages, unless those consequential damages are included in the amount of the judgment against ABMC. The provisions of this subsection (7)(b) and JRSE's obligations hereunder shall survive the expiration or termination of this Agreement.



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

               (d) WARRANTIES AND REPRESENTATIONS OF ABMC. ABMC represents and warrants to JRSE the following:

                    (i) ABMC is a corporation duly organized and existing under the laws of the State of Ohio and has the full corporate power and authority to enter into and perform this Agreement and has taken all necessary corporate action to authorize and approve the execution, delivery and performance hereof;

                    (ii) This Agreement constitutes a legal, valid and binding obligation of ABMC, enforceable in accordance with the terms hereof; and

                    (iii) ABMC shall at all times use the Proprietary Marks in accordance with the terms of this Agreement.


               (d) OWNER'S ASSURANCE. Jacobson acknowledges that he is the owner of the Technology and the Proprietary Marks and that he has granted a license therein to JRSE that enables JRSE to grant a license therein to ABMC.

         8. INDEMNIFICATION.

               (a) ABMC agrees to indemnify and hold harmless JRSE and its officers, directors, shareholders, employees, agents, successors and assigns from and against any and all claims, demands, defenses, injuries, set-offs, counterclaims, damages, losses, judgments, liabilities, penalties or fines of any nature whatsoever (including any damage to person or property), and any reasonable costs and expenses related thereto, including reasonable attorneys' fees, arising out of or relating to ABMC's breach of any of its covenants, obligations, warranties or representations arising under the terms of this Agreement, including but not limited to those warranties and representations set forth in Section 7 hereof.







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


               (b) JRSE agrees to indemnify and hold harmless ABMC and its officers, directors, shareholders, employees, agents, successors and assigns from and against any and all claims, demands, defenses, injuries, set-offs, counterclaims, damages, losses, judgments, liabilities, penalties or fines of any nature whatsoever (including any damage to person or property), and any reasonable costs and expenses related thereto, including reasonable attorneys' fees, arising out of or relating to the following:

                    (i) JRSE's breach of any of its covenants, obligations, warranties or representations arising under the terms this Agreement, including but not limited to those warranties and representations set forth in Section 7 hereof; or

                    (ii) Any failure of the Portable Units or the Other Units to perform in a reasonably satisfactory manner according to specifications if such failure is attributable to any act or omission of JRSE, its employees or agents (with the exception of ABM Manufacturing).

         9. ASSIGNMENT, SUBLICENSE OR TRANSFER. The rights and benefits conferred upon ABMC hereunder shall inure to the sole benefit of ABMC, shall not be deemed to be coupled with an interest and shall not, in whole or in part, be assigned, sublicensed or otherwise transferred by ABMC to any third party without the prior written consent of JRSE. Notwithstanding the foregoing, the parties agree that ABMC shall be entitled to sublicense, with the written consent of JRSE (which consent may not be unreasonably withheld), all or a portion of its rights to distribute the Portable Units and/or the Other Units hereunder if, after considering the sales and marketing capabilities and other related performance criteria with respect to the potential sublicensee, it may reasonably be concluded that said sublicensee could perform such activities in a manner that is reasonably consistent with ABMC's performance thereof.

         10. AGENCY. Both parties agree and acknowledge that ABMC and its respective employees and agents shall not, at any time for any reason, be deemed to be employees or agents of JRSE.

         11. NON-DISCLOSURE. Neither party shall release, or cause or permit to be released, any press notices, publicity (oral or written) or advertising, or otherwise announce or disclose, or cause or permit to be announced or disclosed, in any manner whatsoever, the existence of this Agreement and its contents without first obtaining the express written consent of the other party hereto. Notwithstanding the foregoing, nothing set forth in the preceding sentence shall be deemed to: (a) prevent either party from discussing this Agreement and its contents with said parties' legal counsel and accountants, or any employees and agents who, in the normal course of the parties' business, have a need to know such information; (b) prevent ABMC from marketing the Portable Units in the manner it deems appropriate and without the prior consent of JRSE, subject to the terms of this Agreement; or (c) prevent JRSE from making any public disclosure or filing of this Agreement without ABMC's consent if JRSE's legal counsel deems such disclosure and/or filing necessary or advisable to comply with applicable federal and/or state laws.

         12. BOOKS AND RECORDS; RIGHT TO AUDIT. ABMC shall prepare and maintain complete and accurate books of account and records (specifically including without limitation the originals or copies of documents supporting entries in the books of account) covering all transactions required to be reported to JRSE under this Agreement. JRSE and its duly authorized representatives shall have the right, at JRSE's sole cost, upon no less than five (5) days prior notice, during regular business hours at ABMC's principal offices, for the duration of this Agreement and for six (6) months thereafter, to audit said books of account and records of ABMC and examine all other documents and material in the possession or under the control of ABMC with respect to matters which are required to be reported to JRSE under this Agreement and to make extracts and copies thereof.






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

ABMC's accounting records of sales shall be maintained separately from ABMC's accounting records relating to other items manufactured or sold by ABMC. All such books of account, records and documents shall be kept available by ABMC for at least five (5) years after the end of each year to which they relate. In connection with any audit or examination pursuant to this Section 12, JRSE and its duly authorized representatives shall have the right to examine and inspect ABMC's physical inventory of Portable Units and Other Units, wherever same is kept. JRSE shall have a period of time of six (6) months following the close of any audit to assert any claims for discrepancies. Any claims not asserted within the six (6) month period following the close of any audit will be barred.

         13. RESTRICTIONS ON USE OF NAME. ABMC shall not have the right to use the name "Jacobson Resonance Enterprises" in the name of its corporation, as an assumed name or in connection with any of its trademarks, logos, etc. without JRSE's prior written permission.

         14. ABMC'S COOPERATION. At JRSE's request, ABMC shall execute any documents reasonably required by JRSE to confirm Jacobson's ownership of all rights in and to the Technology and the Proprietary Marks and the respective rights of JRSE and ABMC pursuant to this Agreement. ABMC shall cooperate with JRSE in connection with the filing and prosecution of applications to register the Technology and the Proprietary Marks and the maintenance and renewal of such registrations as may issue, at no cost to ABMC.

         15. LEGAL REQUIREMENTS. ABMC shall use the Technology and the Proprietary Marks strictly in compliance with the legal requirements pertaining thereto in connection therewith as may be required by applicable legal provisions. ABMC shall cause to appear on all Portable Units and Other Units that it distributes hereunder, and on all materials on or in connection therewith, such legends, markings and notices as may be reasonably necessary in order to give appropriate notice of any trademark, trade name or other rights therein or pertaining thereto.

         16. PROHIBITION AGAINST CHALLENGES BY ABMC. ABMC never shall challenge Jacobson's ownership of or the validity of the Technology or the Proprietary Marks, or any application for registration thereof, or any trademark registration thereof, or any rights of JRSE therein.

         17. INFRINGEMENT ACTIONS. In the event that either JRSE or ABMC learns of any infringement or imitation of the Technology or Proprietary Marks or of any use by any person of a Patent similar to the Technology, they promptly shall notify the other party. JRSE thereupon shall take such action as it deems advisable for the protection of its rights in and to the Technology and the Proprietary Marks and, if requested to do so by JRSE, ABMC shall cooperate with JRSE in all reasonable respects, at JRSE's sole expense. In no event, however, shall JRSE be required to take any action if it deems it inadvisable to do so. If JRSE deems it inadvisable to take any action, ABMC may then take such action at its own expense provided it first obtains the written approval of JRSE, which approval shall not be unreasonably withheld. JRSE recognizes that in regard to any counterfeiting of the Technology, ABMC may take immediate legal action, at its own expense, upon prior notification and approval by JRSE. Such approval shall be deemed to have been granted unless within four (4) business days after the receipt of such a request, JRSE notifies ABMC in writing of its disapproval. JRSE shall cooperate with ABMC in taking such legal action, at no cost to JRSE. Any award or recovery obtained by JRSE in an action commenced by JRSE shall be solely retained by JRSE. Any award or recovery obtained by ABMC in a permitted action commenced by ABMC may be solely retained by ABMC. ABMC shall not defend any action brought against it challenging its right to use the Technology or the Proprietary Marks unless it shall first make written demand upon JRSE to do so and JRSE fails to defend such action on behalf of ABMC.

         18. INSURANCE.

               (a) LIABILITY INSURANCE. ABMC shall procure and maintain at its own expense in full force and effect at all times during the Term, with a responsible insurance carrier reasonably acceptable to JRSE, a products liability insurance policy with respect to Licensed Property with a limit of liability of not less than One Million Dollars ($1,000,000). Such insurance policy shall name JRSE as an additional insured and shall provide for at least thirty (30) days prior written notice to said parties of the cancellation or substantial modification thereof. Such insurance may be obtained by ABMC in conjunction with a policy of products liability insurance which covers products other than the Portable Units or the Other Units. ABMC shall deliver a certificate of such insurance to JRSE promptly upon issuance of said insurance policy and, from time to time, promptly shall furnish to JRSE evidence of the maintenance of said insurance policy. Nothing contained in this Section 18 shall be deemed to limit in any way the indemnification provisions of Section 8 hereof.

               (b) RELATIONSHIP OF THE PARTIES. ABMC is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of JRSE or to bind JRSE in any manner or thing whatsoever. ABMC shall obtain all required workers' compensation and employer's liability insurance covering all sales persons and other employees. ABMC accepts full and exclusive liability for the payment of any and all taxes, contributions or other sums payable for unemployment compensation insurance and retirement benefits, as well as all of the payroll taxes payable by reason of employment of sales persons or other employees. ABMC shall be responsible for and hold JRSE harmless for all claims, demands and suits resulting from any misconduct or negligence of ABMC's sales persons and other employees.

         19. RIGHTS ON EXPIRATION OR TERMINATION.

               (a) INJUNCTIVE RELIEF WITH RESPECT TO LICENSED PROPERTY. ABMC hereby acknowledges the irreparable harm that JRSE will incur from any unauthorized use of the Technology and the Proprietary Marks. Notwithstanding any termination or expiration of this Agreement, JRSE shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law or equity, to prohibit the unlawful or unauthorized use of the Technology and the Proprietary Marks, including but not limited to, seeking a temporary restraining order, preliminary and/or permanent injunction. The provisions of Section 21 hereof requiring a cooling off period and compulsory arbitration shall not apply to this section.

               (b) INVENTORY. Upon the expiration or termination of this Agreement, ABMC immediately shall deliver to JRSE a complete and accurate schedule of ABMC's inventory of Portable Units and Other Units and of related work in process then on hand ("Inventory").

               (c) SALE OF INVENTORY BY ABMC. If this Agreements expires or is terminated, ABMC shall be entitled, for an additional period of six (6) monthly only on a non-exclusive basis to sell and dispose of its Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of Sales Royalty thereon. Such accounting and payment shall be due within thirty (30) days after the close of the said six (6) month period. JRSE shall have the right for a period of fifteen (15) days following such expiration or termination to purchase all of ABMC's Inventory at ABMC's cost plus twenty percent (20%).

               (d) REVERSION OF RIGHTS TO JRSE, APPOINTMENT OF ATTORNEY-IN-FACT, RETURN OF MATERIALS. Except as specifically provided in subsection 19(c) above, on the expiration or termination of this Agreement, all of the rights of ABMC under this Agreement shall terminate forthwith and shall revert immediately to JRSE, all royalties on sales theretofore made shall become immediately due and payable and ABMC shall discontinue forthwith all use of the Technology and the Proprietary Marks, no longer shall have the right to use the Technology and the Proprietary Marks or any variation or simulation thereof, and shall promptly transfer to JRSE, free of charge, all registrations, filings, and rights with regard to the Technology and the Proprietary Marks which it may have possessed at any time.

         ABMC hereby irrevocably appoints JRSE as ABMC's attorney-in-fact, effective upon the termination or expiration of this Agreement, to take any necessary steps on ABMC's behalf to cancel any recordation of the license granted hereunder and to execute any instruments necessary or desirable to confirm termination of ABMC's rights under this Agreement.

         20. BROKERAGE INDEMNITY. Each of the parties represents that a broker was not used in connection with the introduction of the parties and the consummation of this Agreement. Both JRSE and ABMC hereby indemnifies the other and holds it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with any such liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby insofar as such liabilities shall be based on arrangements or agreements made by it or on its behalf.

         21. RESOLUTION OF DISPUTES.

               (a) JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the federal and state courts of the State of Florida, in the venue of Palm Beach County (the "Courts"), in any action or proceeding arising out of or relating to this Agreement. In any court proceeding, the Courts shall have exclusive jurisdiction over the subject matter of this Agreement. JRSE agrees that service may be made upon it by serving Broad and Cassel in the manner provided for the giving of notice. ABMC agrees that it may be served process in the manner provided for the giving of notice. The parties hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

               (b) WAIVER OF IMMUNITY. To the extent that the parties have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the parties hereby irrevocably waive such immunity with respect to their obligations under this Agreement.

               (c) SOLE METHOD OF DISPUTE RESOLUTION. In the event of a dispute between the parties, including all events of default, except failure to pay any licensing fee or royalty pursuant to Section 5 of this Agreement, neither party may commence formal legal action or commence arbitration proceedings unless and until the senior level executives (and their representatives, if they wish) of both parties meet face to face in a meeting(s) in an attempt to settle the dispute (the "Cooling Off Period"). This Cooling Off Period shall last for fifteen (15) days from the first date one of the parties identifies to the other party the existence of a dispute. In the event that the senior executives of the parties are unable to work out a mutually agreeable resolution during the Cooling Off Period, the parties hereby agree to binding arbitration before a single arbitrator mutually agreeable to both parties who shall follow the Rules of the American Arbitration Association. The arbitrator shall be an attorney specializing in licensing at one of the intellectual property firms in Florida and neither the attorney nor the firm have any prior or current relationship with either party. The fees of the arbitrator shall be evenly shared between the parties. If within thirty (30) days the parties cannot mutually agree upon a single arbitrator, either party may file an arbitration in accordance with the Rules of the American Arbitration Association in Florida. If the breach is one which is not curable, the arbitrator's decision must include a provision that this Agreement may not be terminated if ABMC shall pay to JRSE an amount which the arbitrator shall determine will compensate JRSE for the breach. Notwithstanding the foregoing, JRSE shall have the right to seek immediate relief in court, including but not limited to, a temporary restraining order, a preliminary injunction and/or a permanent injunction if ABMC or any of its officers, agents and employees does anything to damage the value of the Technology or the Proprietary Marks. ABMC shall have the right to seek equitable relief to enforce its rights hereunder in the event ABMC believes it is being irreparably harmed. In the event either party is seeking equitable relief from a court in accordance herewith, the party seeking such relief shall provide the other party with prior written notice of the application for relief and a copy thereof. The Cooling Off Period shall not apply in the event JRSE or ABMC should decide to seek immediate relief in court in accordance herewith.

         22. MISCELLANEOUS.

               (a) ENTIRE AGREEMENT. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof.

               (b) AMENDMENT OR MODIFICATION OF THIS AGREEMENT. This Agreement may be amended or modified from time to time only by a written instrument executed by both of the parties hereto.

               (c) NOTICE. All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or sent by overnight delivery, confirmed telecopy or prepaid first class registered or certified mail, return receipt requested, to the following addresses, or such other addresses as are given to the other parties to this Agreement in the manner set forth herein:

                   JRSE:         Jacobson Resonance Enterprises, Inc.
                                 14255 U.S. Highway One, Suite 239
                                 Juno Beach, FL  33428
                                 Attn:  Jerry I. Jacobson, D.D.S.,
                                          Chairman and CEO
                                 Telephone:  (561) 626-8483
                                 Telecopier: (561) 626-7764

                   Jacobson:             Jerry I. Jacobson, D.D.S.
                                         2006 Mainsail Circle
                                         Jupiter, FL 33477-1418
                                         Telephone:  (561) 746-8719
                                         Telecopier: (561) 748-8870

                   With a copy to:       Broad and Cassel
                                         Suite 1130, Broward Financial Centre
                                         500 E. Broward Boulevard
                                         Ft. Lauderdale, FL 33394
                                         Attn:  William C. Phillippi, P.A.
                                         Telephone:  (954) 764-7060
                                         Telecopies:  (954) 761-8135

                   ABMC:                 82 N. Miller Road
                                         Akron, OH 44333
                                         Attn:  Ronald Winer
                                         Telephone:  (330) 867-3578
                                         Telecopies:  (330) 867-6251

                   With a copy to:       Stark & Knoll Co., LPA
                                         76 South Main Street, Suite 1512
                                         Akron, OH  44308-1824
                                         Attn:  Thomas G. Knoll, Esq.
                                         Telephone:  (330) 376-3300
                                         Telecopier:  (330) 376-6237

Any such notices shall be effective when delivered in person or sent by telecopy, one (1) business day after being sent by overnight delivery or five
(5) business days after being sent by registered or certified mail. Any of the foregoing addresses may be changed by giving notice of such change in the foregoing manner, except that notices for changes of address shall be effective only upon receipt.

               (d) FLORIDA LAW CONTROLLING. The laws of the state of Florida shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

               (e) BINDING NATURE. Except as otherwise provided in Section 9 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]




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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SIGNED IN THE PRESENCE OF:              "JRSE"
                                        JACOBSON RESONANCE ENTERPRISES, INC.

         /s/ Debra Jacobson             By: /s/ Dr. Jerry I. Jacobson
-----------------------------------         -----------------------------------
                                            Jerry I. Jacobson, D.D.S.,
                                            Its Chairman and CEO
         /s/ F.A. Chaviano
------------------------------------

                                        "ABMC"
                                        AKRON BIO-MEDICAL CORP.

         /s/ Sue E. Borden              By: /s/ Fred Borden
------------------------------------       -----------------------------------
                                           Fred Borden, President

         /s/ Jim Manfield
------------------------------------

                                        As to Section 7(d) only:

         /s/ Debra Jacobson             /s/ Dr. Jerry I. Jacobson
------------------------------------    ---------------------------------------
                                        JERRY I. JACOBSON, D.D.S., individually

         /s/ F.A. Chaviano
------------------------------------

                                   EXHIBIT "A"

         The following countries will be deemed to constitute the "Caribbean" for purposes of this letter agreement:

Antigua and Barbuda
Anguilla
Aruba
The Bahamas
Barbados
Belize
Bermuda
The British Virgin Islands
The Cayman Islands
Cuba
Dominica
The Dominican Republic
Grenada
Haiti
Jamaica
Montserrat
Puerto Rico
St. Kitts and Nevis
St. Lucia
St. Vincent and the Grenadines
Trinidad
Turks and Caicos Islands
The United States Virgin Islands